EXHIBIT 10.44



                                December 3, 1997



Mr. Gerald Zarin
Chairman, President & CEO
NUWAVE TECHNOLOGIES INC.
One Passaic Avenue
Fairfield, NJ  07004

Dear Mr. Zarin:

         This letter agreement is between NUWAVE TECHNOLOGIES INC. ("Company") and Lippert/Heilshorn & Associates, Inc. ("LHA") and in that regard, the parties agree as follows:

1. LHA's fee (the "Fee") for implementation of its Comprehensive Business Communications Program that includes Investor Relations and Public Relations for $7,500.00 per month plus a total of 30,000 options at the present price, plus normal business expenses (i.e., production costs, etc.).

2. In consideration of the Fee, LHA will perform the following services for Company; however, such services will be subject to Company's written or oral approval:

         A. Arrange an initial Conference to discuss the Program including Company's goals and objectives.

         B. Prepare a Corporate Factsheet, a document that encapsulates Company information and its most recent financial results. The Corporate Factsheet will be sent to targeted investment professionals with a response card/fax sheet as an initial screening tool to determine the recipient's interest in meeting Company. All individuals responding to this mailing will be entered in LHA's Company specific database (the "Mailing List") in order that Company information may be furnished to them in the future.

         C. Compile a "Due Diligence Kit" including: the Corporate Factsheet, press releases, press clippings, annual report and/or brochure, recent SEC documents and other materials regarding Company.

         D. Upon completion of the foregoing, LHA will review and critique Management's intended presentations to the financial community.

         E. Prepare and distribute letters to shareholders.

         F.  Establish  lines  of  communications   with  NASDAQ  market  makers
informing them of recent Company developments.

         G. Arrange periodic meetings with interested buy side and sell side analysts, retail brokers, fund managers and investment advisors, including extensive telephone and written follow ups.

         H. Prepare and  disseminate  material  press  releases to the financial cornmunity and press to ensure full and timely disclosure, including telemarketing releases to investment professionals with serious interest in Company. Prior to press release issuance, LHA requires a signed-off (initialized) copy of the release faxed to the account team leader. The release must be signed-off by the Company's authorized investor relations contact to ensure authorization of release. It is the company's responsibility to obtain all necessary clearances and approvals (including legal) prior to issuance of all releases.

         I. Coordinate conference calls between Management and key investment professionals after earnings releases or other releases, which require explanation. Prior to those calls, LHA will consult with Management and prepare an outline covering the subjects to be discussed and/or questions that might arise.

         J.  Administer  all  telephone  and/or  written   financial   inquiries
regarding Company and supply those persons with a Company-approved Due Diligence Kit, or calls from LHA account executives.

         K. Provide written quarterly reports reviewing activities initiated by LHA on Company's behalf and anticipated for the following quarter.

         L. Formulate quarterly strategic plan that updates Company on activities initiated by LHA on Company's behalf, including an outline of LHA's future activities, (i.e., meetings, targeted brokers, analysts or trades). This plan will also identify outstanding issues and/or suggested solutions.

         M. Company will be included in LHA's Quarterly Client Roster.

         N. Company will be included in LHA's Monthly Client List sent to all investment professionals who request information on any client Company.

3. LHA's activities on Company's behalf will also include:

              o        Building the Mailing List from various research sources.

              o Furnishing various financial services (i.e., o Standard & Poor's and Moody's) with updated Company information for inclusion in their listings and reports.

              o        Revisions  of  the  Mailing  List,   including   separate
                       divisions   for   brokers,   analysts,   fund   managers,
                       shareholders and reference points.

4. Conceive and manage a comprehensive public relations program that stresses proactive, ongoing media relations. In the initial stages, this involves consultation to establish overall strategy and timing of tactical initiatives, preparation of a press kit, identification and analysis of target media that will have the greatest impact on constituencies, shaping messages to each media,

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

developing beneficial relationships with key reporters, editors and producers, consistently generating news that supports the company's objectives, re-cycling publicity to support sales and recognition efforts.

          A. Components of the ongoing public relations program: media training, media interview preparation - including research and analysis, public relations strategies and initiatives to support acquisitions and divestitures and new products, services, new offices and executive moves, new media strategies to optimize public relations, publicity initiatives to support joint marketing and promotional efforts with partners, consultation to optimize public relations tie-ins with marketing communications and advertising, consultation with investor relations representative to further public relations strategy.

          B. You will receive a separate monthly written status report detailing ongoing public relations initiatives, development of strategy and schedule of activities to further the program.

5. Should the Company require additional financing, LHA has relationships with merchant and investment bankers, private placement professionals and other intermediaries available to the Company for solicitation of funds. LHA will be entitled to additional compensation from the Company, in the event that an introduction from LHA is successful in assisting the Company in raising capital of an amount to be determined prior to Company receipt of funds.

6. If Company requests, LHA will spearhead Company's annual reports (i.e., Writing President's letter, overseeing outlay of report, arranging graphics, etc.). However, that service is not included in the Fee and if Company requests that assistance, LHA will receive a negotiated fee from Company, depending upon the quantity of this work.

7. In order for LHA to commence work for Company, LHA will require a two-month advance retainer plus $2,000.00 for expenses.

8. This letter agreement will commence on December 1, 1997 and terminate (120 days) four months thereafter, at which time the contract will continue on a month-to-month basis. However, Company may terminate this letter agreement at any time provided that any such termination after the first four- (4) months of the term will require sixty- (60) days prior written notice to LHA. In that regard, _unless all amounts due hereunder are paid up-to-date then LHA shall be entitled to retain the Mailing List.

9. LHA's invoice will be dated the first of each month and payment should be remitted within 30 days.

10. In disseminating Company information and/or materials, LHA will rely upon Company's assurances that such information is complete and accurate. Prior to dissemination of such information and/or materials, LHA will submit it to Company for approval.

11. In performing the activities described in this letter agreement, LHA and Company's actions will comply with all SEC and applicable State laws, rules and regulations.


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

12. Company will indemnify and defend LHA against all claims, proceedings, suits or other matters that might be asserted against LHA with respect to LHA's activities by reason of this letter agreement and Company will pay LHA's reasonable attorney's fees and expenses in connection with such matters; however, Company's indemnity is conditioned upon the following:

              a) LHA must act within the scope of this letter agreement;
              b) LHA must act in accordance with Company instructions; and
              c) LHA is not negligent.

13. If LHA breaches any of the requirements of Paragraph 12(a), (b), or (c) above, LHA will indemnify and defend Company against all claims, proceedings, suits or other matters asserted against, Company on account of LHA's actions, and LHA will pay Company's reasonable attorney's fees and expenses in connection with such matters.

14. If any litigation is commenced regarding this letter agreement, in addition to such other relief as may be granted, the prevailing party will be entitled to reimbursement from the other party for the prevailing party's reasonable attorney's fees and expenses in such litigation, the amount to be determined by the Court hearing such litigation.

15. This letter agreement will be governed by the laws of the State of New York applicable to contracts made and to be performed in that State.

         If the foregoing correctly states our understandings, please execute the enclosed copies of this letter in the space provided below and return a duplicate to the undersigned. We look forward to a long and mutually successful relationship and to our association with your exciting company.

                                            Very truly yours,

                                            LIPPERT/HEILSHORN & ASSOCIATES, INC.


                                            By: /s/ Keith L. Lippert
                                               ---------------------------------
                                                    Keith L. Lippert

                                            By: /s/ John W. Heilshorn, Jr.
                                               ---------------------------------
                                                    John W. Heilshorn, Jr.

Agreed to and Approved
This       day of             1997
     -----       ------------

NUWAVE TECHONOLOGIES INC.


By: /s/ Gerald Zarin
   -------------------------------

Title: President
      ----------------------------